Filed by Public Storage, Inc.
                                    Pursuant to Rule 165 and Rule 425(a) under
                            the United States Securities Act of 1933, as amended

                               Subject Company: Shurgard Storage Centers, Inc.
                                                 Commission File No. 001-11455
                                                             Date: May 4, 2006




News Release                                                       Exhibit 99.1

Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

                                                      For Release:  Immediately
                                                      Date:  May 4, 2006
                                                      Contact: Mr. Clemente Teng
                                                      (818) 244-8080

Public Storage, Inc. Reports Results for the First Quarter Ended March 31, 2006

GLENDALE,  California  -  Public  Storage,  Inc.  (NYSE:PSA),   announced  today
operating results for the quarter ended March 31, 2006.

Operating Results for the Quarter Ended March 31, 2006:
-------------------------------------------------------

Net income for the three months ended March 31, 2006 was $114,216,000 compared to $96,411,000 for the same period in 2005, representing an increase of $17,805,000, or 18.5%. This increase is primarily due to improved operations from our Same Store, newly developed and acquired self-storage facilities, reduced minority interest in income and higher interest income. These items were partially offset by increases in general and administrative expense and depreciation along with a decrease in equity in earnings of real estate entities.

Same Store net operating income increased by 6.3% as a result of a 5.1% improvement in revenues partially offset by a 2.9% increase in cost of operations. Aggregate net operating income for our newly developed, acquired, and other self-storage facilities increased by approximately $7,426,000 largely due to the impact of facilities acquired in 2005 and 2006, combined with continued fill-up of our newly developed and expansion facilities. Minority interest in income declined due to the acquisition of minority interests in 2005. Interest income increased due to higher interest rates earned on cash balances, combined with higher average balances. Depreciation increased due to the expansion of our real estate portfolio as a result of newly developed and acquired facilities. General and administrative expense increased primarily as a result of $1.2 million in legal, consulting, and other costs incurred in the first quarter of 2006 prior to entering into the merger agreement with Shurgard Storage Centers, Inc. ("Shurgard") (NYSE: SHU) we signed on March 6, 2006.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $62,245,000 or $0.48 per common share on a diluted basis for the three months ended March 31, 2006 compared to $48,719,000 or $0.38 per common share on a diluted basis for the same period in 2005, representing an increase of $0.10 per common share, or 26.3%. The increases in net income allocable to common shareholders and earnings per common diluted share are due primarily to the impact of the factors described above.

For the three months ended March 31, 2006 and 2005, we allocated $46,615,000 and $40,413,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly preferred securities issued. We also recorded allocations of income to our preferred shareholders with respect to the application of EITF Topic D-42 totaling $1,904,000 for the three months ended March 31, 2005 (none for the same period in 2006).

Weighted average diluted shares decreased to 129,009,000 for the three months ended March 31, 2006 from 129,175,000 for the three months ended March 31, 2005.

Funds from Operations:
----------------------

For the three months ended March 31, 2006, funds from operations ("FFO") increased to $0.94 per common share on a diluted basis as compared to $0.79 for the same period in 2005, representing an increase of $0.15 per common share, or 19.0%.

For the first quarters of 2006 and 2005, FFO has been negatively impacted as a result of (i) merger related costs incurred prior to entering into a merger agreement with Shurgard, (ii) the impact of a gain on the sale, in the first quarter of 2005, of non-real estate assets previously used by our containerized storage business totaling $1,143,000, and (iii) the application of EITF Topic D-42 in the first quarter of 2005 in connection with the redemption of preferred securities, including amounts in equity in earnings of real estate entities.

The following table provides a summary of the impact of these items that have occurred during the three months ended March 31, 2006 and 2005:

                                                                         Three Months Ended
                                                                              March 31,
                                                               -----------------------------------------
                                                                                          Percentage
                                                                   2006         2005        Change
                                                               ------------  -----------  ------------
FFO per common share prior to adjustments for the
following items........................................           $  0.95      $  0.80        18.8%

Legal, consulting, and other costs incurred prior to
entering into a merger agreement with Shurgard.........             (0.01)           -

Gain on sale of non-real estate assets previously used
by our containerized storage business..................                -          0.01

Application of EITF Topic D-42 in connection with our
redemption of preferred securities.....................                -         (0.02
                                                               ------------   -----------
FFO per common share, as reported .....................           $  0.94      $  0.79        19.0%
                                                               ============   ===========

Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner;
accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations:
--------------------

We increased the number of facilities included in the Same Store Facilities from 1,260 facilities at December 31, 2005 to 1,266 facilities at March 31, 2006. The increase in the Same Store pool of facilities is due to the inclusion of 23 facilities previously classified as Developed or Expansion facilities and the removal of 17 facilities that are now classified as Expansion facilities. These facilities are included in the Same Store Facilities because they are all stabilized and owned since January 1, 2004 and will therefore provide meaningful comparative data for 2004, 2005, and 2006. The 17 facilities that have been classified as Expansion facilities are facilities that are either currently undergoing repackaging activities or will commence such efforts during 2006 and as a result will no longer provide meaningful comparative data for 2004, 2005 and 2006.

As a result of the change in the Same Store Facilities, the relative weighting of markets has changed. Accordingly, comparisons should not be made between information presented in our 2005 reports for the 1,260 Same Store Facilities and the current 1,266 Same Store Facilities in order to identify trends in occupancies, realized rents per square foot, or operating results.

The Same Store Facilities contain approximately 73.9 million net rentable square feet, representing approximately 82% of the aggregate net rentable square feet of our consolidated self-storage portfolio at March 31, 2006. The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:

Selected Operating Data for the Same Store
------------------------------------------
Facilities (1,266 Facilities):
------------------------------
                                                         Three Months Ended March 31,
                                                   ---------------------------------------------
                                                                                 Percentage
                                                       2006           2005         Change
                                                   --------------  ------------  ---------------
                                                       (Dollar amounts in thousands, except
                                                              weighted average data)
Revenues:
    Rental income..............................        $ 199,091       $ 189,572         5.0%
    Late charges and administrative fees collected         9,137           8,487         7.7%
                                                   --------------  -------------  ---------------
    Total revenues (a).........................          208,228         198,059         5.1%

Cost of operations (excluding depreciation):
    Property taxes ............................           20,663          19,931         3.7%
    Payroll expense............................           21,330          21,095         1.1%
    Advertising and promotion..................            6,679           5,970        11.9%
    Utilities..................................            4,800           4,557         5.3%
    Repairs and maintenance....................            6,701           6,682         0.3%
    Telephone reservation center...............            1,949           1,753        11.2%
    Property insurance.........................            1,850           2,002        (7.6)%
    Other costs of management..................            8,058           8,001         0.7%
                                                   --------------  -------------  ---------------
  Total cost of operations (a).................           72,030          69,991         2.9%
                                                   --------------  -------------  ---------------

Net operating income (before depreciation) (b).          136,198         128,068         6.3%
Depreciation expense...........................          (38,548)        (38,968)      (1.1)%
                                                   --------------  -------------  ---------------
   Operating income............................         $ 97,650        $ 89,100         9.6%
                                                   ==============  =============  ===============

Gross margin (before depreciation).............            65.4%         64.7%          1.1%
Weighted average for the period:
  Square foot occupancy (c)....................            90.2%         89.9%          0.3%
  Realized  annual rent per occupied
  square foot (d)(f)..........................          $  11.94    $    11.41          4.6%
  REVPAF (e) (f)...............................         $  10.77    $    10.25          5.1%

Weighted average at March 31:
  Square foot occupancy........................            90.4%         90.0%          0.4%
  In place annual rent per occupied square foot (g)     $  12.99    $    12.36          5.1%
Total net rentable square feet (in thousands)..           73,946        73,946             -

a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Net Operating Income (before depreciation) or "NOI" excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period to period and market to market property operating results.

c) Square foot occupancies represent weighted average occupancy levels over the entire period.

d) Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

e) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

f) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts more effectively measures our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts, and excludes late charges and administrative fees.

The growth in rental income during the remainder of 2006 will depend upon various factors, among which will be our ability to maintain high occupancy levels and increase rental rates charged to both new and existing customers. The following table summarizes additional selected financial data with respect to our Same Store Facilities:

                                                                     Three Months Ended
                                               ------------------------------------------------------------
                                                  March 31        June 30       September 30    December 31    Full Year
                                               --------------  -------------   --------------  ------------   ------------
Total revenues (in 000's):
  2005.....................................     $    198,059   $  203,302         $ 208,745      $ 208,272       $818,378
  2006.....................................     $    208,228

Total cost of operations (excluding depreciation expense) (in 000's):
  2005.....................................     $     69,991  $   67,736          $ 67,730        $ 65,873       $271,330
  2006.....................................     $     72,030

Property taxes (in 000's):
  2005.....................................     $     19,931  $   18,402          $ 19,573        $ 17,025       $ 74,931
  2006.....................................     $     20,663

Media advertising expense (in 000's):
  2005.....................................     $      3,588  $    2,955          $ 2,314         $ 2,141        $ 10,998
  2006.....................................     $      3,978

Other advertising and promotion expense (in 000's):
  2005.....................................     $      2,382  $    3,859          $ 2,934         $ 3,689        $ 12,864
  2006.....................................     $      2,701

REVPAF:
  2005.....................................     $      10.25  $    10.51       $    10.77      $    10.76        $  10.58
  2006.....................................     $      10.77

Weighted average realized annual rent per occupied square foot for the period:
  2005.....................................     $      11.41  $    11.42       $    11.75      $    11.89        $  11.61
  2006.....................................     $      11.94

Weighted average square foot occupancy levels for the period:
  2005.....................................        89.9%           92.1%              91.7%          90.5%          91.1%
  2006.....................................        90.2%


Merger with Shurgard
--------------------

As previously announced, on March 6, 2006, the boards of directors of Public Storage and Shurgard approved a definitive merger agreement under which Public Storage will acquire Shurgard at a total transaction value of approximately $5.0 billion. Under the transaction, which is taxable, Public Storage will issue approximately 38.4 million shares of common stock in exchange for outstanding Shurgard common stock and assume Shurgard's debt of approximately $1.9 billion (as of December 31, 2005). In addition, approximately $136 million of Shurgard's preferred stock will be redeemed. The transaction is subject to customary closing conditions and regulatory approvals, including the approval of the shareholders of both companies, and is currently targeted to close by the end of the third quarter of 2006.

More information with respect to the proposed merger can be found in the registration statement on Form S-4 filed with the Securities and Exchange Commission on April 20, 2006.

During the quarter ended March 31, 2006, we incurred approximately $1.2 million in legal, consulting, and other costs incurred prior to signing the merger agreement, which are included in our general and administrative expense for the quarter. We expect that additional costs will be incurred subsequent to the merger related to the integration of the two companies and the winding down of Shurgard. Such costs, the amount of which cannot be determined at this time, are expected to be expensed when incurred and, as a result, have a negative impact on earnings.

Development and Asset Acquisition and Disposition Activities:
-------------------------------------------------------------

During the first quarter of 2006, we opened one newly developed facility at a total cost of $9.3 million with 89,000 net rentable square feet. We also completed expansions to three facilities at a total cost of $6.8 million, adding 86,000 net rentable square feet of self-storage space.

At March 31, 2006, there were 54 projects that were either under construction or were expected to begin construction generally within the next year, comprised of three newly developed self-storage facilities (248,000 net rentable square feet) with total estimated costs of $51.3 million, 46 projects (2,802,000 net additional rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $230.6 million, and 5 projects (419,000 net rentable square feet) to convert space at former containerized storage facilities into self-storage space for a total estimated cost of $17.1 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

During the first quarter of 2006, we acquired six facilities from third parties, with an aggregate of 380,000 net rentable square feet, for an aggregate cost of approximately $51.1 million including assumption of debt on one of these facilities totaling $4.6 million. Between April 1, 2006 and May 4, 2006, we acquired three additional facilities with approximately 228,000 net rentable square feet for an aggregate of approximately $31.1 million. At May 4, 2006, we are under contract to acquire four additional facilities (total approximate net rentable square feet of 336,000) at an aggregate cost of approximately $28.1 million. We anticipate that these acquisitions will be funded entirely by us. Each of these contracts is subject to significant contingencies, and there is no assurance that any of these facilities will be acquired.

We were notified that a self-storage facility in Seattle, Washington will be condemned by local governmental authorities. Accordingly, we commenced presenting the operating results of this facility in discontinued operations on our consolidated statement of income effective January 1, 2006. The net income from this facility for all periods presented is included in Discontinued Operations, and has been reclassified from revenues, cost of operations, and depreciation expense for the quarter ended March 31, 2005. We expect the condemnation to be completed by the third quarter of 2006, with an expected gain on sale of approximately $2 million.

Issuance and Redemption of Preferred Securities:
------------------------------------------------

On January 19, 2006, we redeemed our 8.60% Series Q Preferred Stock for $172.5 million, plus accrued and unpaid dividends. The Series Q Preferred Stock was called for redemption in November 2005.

On January 19, 2006, we issued 4,000,000 depositary shares, with each depositary share representing 1/1,000 of a share of 6.95% Cumulative Preferred Stock, Series H. The offering resulted in $100 million of gross proceeds. On January
27, 2006, we issued an additional 200,000 depository shares, with each depositary share representing 1/1,000 of a share of our 6.95% Cumulative Preferred Stock, Series H resulting in $5 million of gross proceeds.

On May 3, 2006, we issued 20,700,000 depositary shares, with each depositary share representing 1/1,000 of a share of 7.25% Cumulative Preferred Stock, Series I. The offering resulted in $517.5 million of gross proceeds. We expect that these proceeds will be used to fund cash requirements with respect to the merger with Shurgard.

During September and October we have the opportunity to redeem our 8.00% Series R preferred stock ($510 million) and our 7.88% Series S preferred stock ($143.75 million), respectively. The redemption of these securities, on their earliest redemption dates, would result in EITF Topic D-42 allocations of approximately $22 million in the third quarter of 2006. In addition, PS Business Parks, Inc., an affiliate in which we own approximately 44% of the common equity, has similar redemption opportunities. Our pro rata share of EITF Topic D-42 allocations from our investment in PS Business Parks, Inc. is expected to be approximately $2.1 million throughout the remainder of 2006.

Share Repurchases:
------------------


Our Board of Directors has authorized the repurchase from time to time of up to 25,000,000 shares of our common stock on the open market or in privately negotiated transactions. From the inception of the repurchase program through May 4, 2006 (none from January 1, 2006 through May 4, 2006), we have repurchased a total of 22,201,720 shares of common stock at an aggregate cost of approximately $567.2 million.

Distributions Declared:
-----------------------

On May 3, 2006, the Board of Directors declared a quarterly distribution of $0.50 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All the distributions are payable on June 29, 2006 to shareholders of record as of June 2, 2006.

First Quarter Conference Call:
------------------------------

A conference call is scheduled for Friday, May 5, 2006, at 9:00 a.m. (PDT) to discuss the first quarter ended March 31, 2006 earnings results. The participant toll free number is (877) 715-5318 (conference ID number 7304477). A
simultaneous   audio   web  cast  may  be   accessed   by  using   the  link  at
www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 7304477). A replay of the conference call may be accessed through May 15, 2006 by calling (877) 519-4471 or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." Both forms of replay utilize conference ID number 7304477.

About Public Storage, Inc.:
---------------------------

Public Storage, Inc., a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 37 states. At March 31, 2006, the Company had interests in 1,508 storage facilities with approximately 92 million net rentable square feet.

Additional information about Public Storage, Inc. is available on our website, www.publicstorage.com
---------------------

Forward-Looking Statements:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, our registration statement on Form S-4 filed on April 20, 2006, and in reports on Form 10-Q and Form 8-K. These risks include, but are not limited to, the following: risks related to the proposed merger with Shurgard, including approval of the proposed merger with Shurgard by the shareholders of Shurgard and Public Storage and the satisfaction of other closing conditions to the merger, difficulties that may be encountered in integrating Public Storage and Shurgard, the inability to realize or delays in realizing expected synergies from the proposed merger, unanticipated operating costs resulting from the proposed merger, and risks associated with international operations; changes in general economic conditions and in the markets in which Public Storage operates; the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at our facilities; difficulties in Public Storage's ability to evaluate, finance and integrate acquired and developed properties into its existing operations and to fill up those properties, which could adversely affect Public Storage's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase our expenses and reduce cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce our profitability; difficulties in raising capital at reasonable rates, which would impede Public Storage's ability to grow; delays in the development process, which could adversely affect profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect its business plan. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

Additional financial data attached.



                                   PUBLIC STORAGE, INC.
                                 SELECTED FINANCIAL DATA
                                       (Unaudited)
                                                                  Three Months Ended
                                                                      March 31,
                                                           ---------------------------------
                                                                2006             2005
                                                           --------------    ---------------
                                                            (In thousands, except per share
                                                                         data)
Revenues:
    Rental income:
      Self-storage facilities .........................    $     248,214   $     227,346
      Commercial properties ...........................            2,992           2,848
      Containerized storage facilities ................            3,930           3,837
    Ancillary operations...............................           15,337          14,018
    Interest and other income..........................            5,136           2,893
                                                           --------------    ---------------
                                                                 275,609         250,942
                                                           --------------    ---------------
Expenses:
    Cost of operations:
      Self-storage facilities .........................           86,956          81,644
      Commercial properties ...........................            1,348           1,127
      Containerized storage facilities ................            3,310           2,742
      Ancillary operations ............................           10,649          10,417
    Depreciation and amortization......................           49,777          47,938
    General and administrative.........................            6,688           5,141
    Interest expense...................................            1,557           1,663
                                                           --------------    ---------------
                                                                 160,285         150,672
                                                           --------------    ---------------
 Income from continuing operations before equity in
   earnings of real estate entities, minority interest
   in income, cumulative effect of change in
   accounting principal and discontinued operations....          115,324         100,270

Equity in earnings of real estate entities ............            4,501           5,678
Minority interest in income:
 Allocable to preferred minority interests:
    Based upon ongoing distributions (a)...............           (3,591)         (5,375)
    Special  distribution  and EITF Topic D-42
    allocation (a).....................................                -            (874)
 Other partnership interests ..........................           (2,638)         (4,395)
                                                           --------------    ---------------
Income from continuing operations......................          113,596          95,304
    Cumulative  effect of change in accounting
    principle (b)......................................              578               -
    Discontinued operations (c)........................               42           1,107
                                                           --------------    ---------------
Net income                                                 $     114,216   $      96,411
                                                           ==============  =================

Net income allocation:
----------------------
    Allocable to preferred shareholders:
      Based on distributions paid......................    $      46,615   $      40,413
      Based on redemptions of preferred stock..........                -           1,904
    Allocable to equity shareholders, Series A.........            5,356           5,375
    Allocable to common shareholders...................           62,245          48,719
                                                           --------------    ---------------
                                                           $     114,216   $      96,411
                                                           ==============  =================
Per common share:
    Net income per share - Basic.......................            $0.49           $0.38
                                                           ==============  =================
    Net income per share - Diluted.....................            $0.48           $0.38
                                                           ==============  =================
    Weighted average common shares - Basic.............          128,122         128,586
                                                           ==============  =================
    Weighted average common shares - Diluted ..........          129,009         129,175
                                                           ==============  =================


(a) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units. In accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued. We ceased allocating income with respect to these interests following their redemption.
(b) As prescribed by our adoption of Statement of Financial Accounting Standards No. 123 (revised) ("SFAS 123R"), we have changed our accounting method with respect to restricted stock units expense. Prior to SFAS 123R, we chose to recognize cancellations of restricted stock units as they occurred, rather than to estimate such cancellations. SFAS 123R requires that we estimate future cancellations, and recognize the cumulative effect of the change through December 31, 2005 on our March 31, 2006 income statement.
(c) Discontinued operations includes a gain on sale of non-real estate assets previously used by the discontinued containerized storage operations totaling $1,143,000 during the quarter ended March 31, 2005. Discontinued operations also includes the operations of a Seattle, Washington self-storage facility which is in the process of being condemned.


                                            PUBLIC STORAGE, INC.
                                           SELECTED FINANCIAL DATA


                                                                          March 31,           December 31,
                                                                             2006               2005
                                                                   ---------------------    ----------------
                                                                                   (Unaudited)
                                                                       (In thousands, except share and per
                                                                                   share data)


ASSETS
Cash and cash equivalents ....................................         $      379,192          $   493,501
Operating real estate facilities:
   Land and building, at cost.................................              6,008,717            5,930,484
   Accumulated depreciation...................................             (1,547,436)          (1,500,128)
                                                                   ---------------------    ----------------
                                                                            4,461,281            4,430,356
Construction in process.......................................                 54,915               54,472
                                                                   ---------------------    ----------------
                                                                            4,516,196            4,484,828
Investment in real estate entities............................                326,245              328,555
Goodwill......................................................                 78,204               78,204
Intangible assets, net........................................                 96,430               98,081
Other assets..................................................                 69,533               69,317
                                                                   ---------------------    ----------------
       Total assets...........................................         $    5,465,800          $ 5,552,486
                                                                   =====================    ================


LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable.................................................         $      106,200          $   113,950
Debt to joint venture partner.................................                 35,740               35,697
Preferred stock called for redemption.........................                      -              172,500
Accrued and other liabilities.................................                152,318              159,360
                                                                   ---------------------    ----------------
       Total liabilities......................................                294,258              481,507

Minority interest - preferred.................................                225,000              225,000
Minority interest - other.....................................                 28,826               28,970

Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares authorized,

   1,702,536 shares issued (in series) and outstanding (1,698,336 at December
   31, 2005), at liquidation preference:
     Cumulative Preferred Stock, issued in series.............              2,603,400            2,498,400
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
     128,162,629 shares issued and outstanding (128,089,563 at
     December 31, 2005).......................................                 12,816               12,809
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized, 8,744.193 shares issued and outstanding at March
     31, 2006 and December 31, 2005 ..........................                      -                  -

   Paid-in capital............................................              2,428,424            2,430,671
   Cumulative net income......................................              3,303,482            3,189,266
   Cumulative distribution paid...............................             (3,430,406)          (3,314,137)
                                                                   ---------------------    ----------------
     Total shareholders' equity...............................              4,917,716            4,817,009
                                                                   ---------------------    ----------------
       Total liabilities and shareholders' equity.............         $    5,465,800          $ 5,552,486
                                                                   =====================    ================

                                    Public Storage, Inc.

                                   Selected Financial Data
                          Computation of Funds from Operations (a)
                                         (Unaudited)
                                                                      Three Months Ended
                                                                           March 31,
                                                                   ---------------------------
                                                                       2006          2005
                                                                   -------------  ------------
                                                                     (Amounts in thousands,
                                                                     except per share data)
Computation of Funds from Operations (FFO) allocable to Common
--------------------------------------------------------------
Stock
-----
Net income......................................................   $   114,216     $  96,411
    Add back - depreciation and amortization....................        49,777        47,938
    Add back - depreciation and amortization included in
        Discontinued Operations.................................            21            67

    Add back - our pro rata share of depreciation from equity
        investments.............................................         9,492         8,685
    Eliminate - depreciation with respect to non-real estate
    assets......................................................           (60)         (910)
    Eliminate - our pro rata share of PSB's gain on sale of
        real estate.............................................          (312)       (1,265)
    Add back - minority interest share of income................         6,229        10,644
                                                                   -------------  ------------
Consolidated FFO................................................       179,363       161,570
Allocable to preferred minority interest:
    Based upon ongoing distributions (b)........................        (3,591)       (5,375)
    Special distribution and EITF Topic D-42 allocation (b).....             -          (874)
Allocable to minority interest - other partnership interests....        (2,916)       (5,715)
                                                                   -------------  ------------
Remaining FFO allocable to our shareholders.....................       172,856       149,606
Less: allocations to preferred and equity stock shareholders:
    Preferred shareholder distributions.........................       (46,615)      (40,413)
    Issuance costs on redeemed preferred shares.................             -        (1,904)
    Equity Stock, Series A distributions........................        (5,356)       (5,375)
                                                                   -------------  ------------
Remaining FFO allocable to Common Stock (a).....................   $   120,885     $ 101,914
                                                                   =============  ============
Weighted average shares:
    Regular common shares.......................................       128,122       128,586
    Weighted average stock options and restricted stock units
    outstanding using treasury method...........................           887           589
                                                                   -------------  ------------
Weighted average common shares for purposes of computing
fully-diluted FFO per common share..............................       129,009       129,175
                                                                   =============  ============
FFO per common share (a) (c)....................................   $      0.94      $  0.79
                                                                   =============  ============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units, and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units and, in accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued.

(c) FFO per common share was positively impacted by a gain on sale of non-real estate assets previously used by our discontinued containerized storage business totaling approximately $1,143,000 or $0.01 per common share for the quarter ended March 31, 2005.

                                 Public Storage, Inc.

                                Selected Financial Data
                  Computation of Funds Available for Distribution (b)
                                      (Unaudited)

                                                                 Three Months Ended
                                                                      March 31,
                                                              --------------------------
                                                                 2006          2005
                                                              ------------ -------------
                                                               (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Stock (a)........................     $  120,885    $ 101,914
Add: Stock-based compensation expense....................          1,536        1,231
Impact of application of EITF Topic D-42.................              -        2,778
Less: Capital expenditures to maintain facilities........         (8,379)      (6,806)
                                                              ------------ -------------

Funds available for distribution ("FAD") (b).............     $  114,042     $ 99,117
                                                             =============  ============
Distribution to common shareholders......................     $   64,298     $ 58,072
                                                             =============  ============
Distribution payout ratio (b)............................          56.4%        58.6%
                                                             =============  ============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, and 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                               Public Storage, Inc.
                              Selected Financial Data
           Reconciliation of Same Store Revenues and Cost of Operations
         To Consolidated Self-Storage Rental Income and Cost of Operations
                                    (Unaudited)

                                                              Three Months Ended
                                                                  March 31,
                                                        ----------------------------
                                                             2006          2005
                                                       --------------- -------------
                                                           (Amounts in thousands)

Revenues for the 1,266 Same Store facilities.........    $   208,228   $   198,059

Revenues for non-Same Store facilities (a):
    Development facilities (year opened):
       2002 and 2003.................................          6,610         5,750
       2004..........................................          1,618         1,007
       2005..........................................            369             2
       2006 (c)......................................              -             -
    Acquisition facilities (year acquired):
       2004..........................................          8,080         6,996
       2005..........................................          5,638           500
       2006..........................................            397             -
    Expansion facilities.............................         12,556        11,145
    Combination facilities...........................          4,718         3,887
                                                       --------------- -------------
Consolidated self-storage revenues (b).................  $   248,214   $   227,346
                                                       =============== =============

Cost of operations for the 1,266 Same Store facilities.  $    72,030   $    69,991

Cost of operations for non-Same Store facilities (a):
    Development facilities (year opened):
       2002 and 2003.................................          2,165         2,048
       2004..........................................            578           519
       2005..........................................            414            23
       2006 (c)......................................              -             -
    Acquisition facilities (year acquired):
       2004..........................................          3,007         3,151
       2005..........................................          2,469           277
       2006..........................................            225             -
    Expansion facilities.............................          4,256         4,028
    Combination facilities...........................          1,812         1,607
                                                       --------------- -------------
Consolidated self-storage cost of operations (b).......  $    86,956   $    81,644
                                                       =============== =============

(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2004 through March 31, 2005, or because we acquired these facilities from third parties after December 31, 2003.

(b) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.

(c) We had one newly developed facility that opened on March 31, 2006 and did not generate any revenues nor incur any expenditures.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, Public Storage and Shurgard have filed a preliminary joint proxy statement/prospectus as part of a registration statement regarding the proposed merger with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT PUBLIC STORAGE AND SHURGARD AND THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the definitive proxy statement/ prospectus when they become available and other documents filed by Public Storage and Shurgard with the SEC at the SEC's website at www.sec.gov. The definitive joint proxy statement/prospectus and other relevant documents when they become available may also be obtained free of charge from Public Storage or Shurgard by directing such request to : Public Storage, Inc., 701 Western Avenue, Glendale, CA 91201-2349, Attention: Investor Relations or
Shurgard Storage Centers, Inc., 1155 Valley Street, Suite 400, Seattle, WA 98109, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the merger.

Public Storage and Shurgard and their respective directors and Executive Officers may be deemed to be participants in the solicitation of proxies from the shareholders of Public Storage and Shurgard in connection with the merger. Information about Public Storage and its directors and executive officers, and their ownership of Public Storage securities, is set forth in the proxy statement for Public Storage 2005 Annual Meeting of Shareholders, which was filed with the SEC on April 7, 2005. Information about Shurgard and its directors and executive officers, and their ownership of Shurgard securities, is set forth in the proxy statement for the 2005 Annual Meeting of Shareholders of Shurgard, which was filed with the SEC on April 7, 2005. Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it beomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of
Section 10 of the Securities Act of 1933, as amended.